Exhibit 99.1
FOR IMMEDIATE RELEASE
Bell Microproducts Announces Record Quarterly and 2007 Annual Revenue
Preliminary Fourth Quarter Revenue Increased 10% to a Range of $1.08 to $1.1 Billion
Full Year 2007 Revenue Increased 19% to Approximately $4.05 Billion
SAN JOSE, CA — January 9, 2008 — Bell Microproducts Inc. (Nasdaq: BELM), one of the world’s largest value-added distributors of storage and computing technology, today announced preliminary revenue for the quarter and year ended December 31, 2007. Revenue for the Company’s fourth quarter was in a range of $1.08 billion to $1.1 billion, an increase of approximately 8% to 10% from revenue for the comparable quarter of 2006. Revenue for the full year was approximately $4.05 billion, an increase of 19% over 2006. Without revenue generated from ProSys Information Systems, a company acquired in the fourth quarter of 2006, annual revenue increased by approximately 9% on a year-over-year basis.
The Company experienced revenue growth from each geography and in most strategic product categories. Revenue and product mix for each of the three major geographies consisted of the following:
•	North American revenue increased 10% in the fourth quarter of 2007 compared to the fourth quarter of 2006 and comprised approximately 42% of total revenue in the quarter. For the full year, revenue increased 24%. In North American distribution, the Company focused on driving revenue growth in its higher margin Industrial/OEM sales group throughout the year. There was also growth throughout the year in enterprise accounts as the Company increased sales of computer systems and storage system products. This was partially offset by lower revenue growth in the U.S. commercial sales channel due to the continued focus on more profitable business opportunities. Solutions products revenue increased approximately 14% compared to the fourth quarter of 2006 due to strength in computer and storage systems, including the Company’s value-added business in Custom Storage Systems. Components and peripherals revenue increased approximately 5%. Enterprise group revenue in North America (Rorke, TotalTec and ProSys) increased approximately 30% compared to the fourth quarter of 2006, as IT project spending increased from the Company’s clients in the telecommunications and healthcare market sectors.

•	Latin America revenues increased approximately 6% year-over-year and represented 14% of total revenue in the fourth quarter. Revenue growth for the full year was 12%. In the fourth quarter, Latin America revenue growth was driven primarily by strength in the Company’s export business from Miami, and growth in the Solutions product category. Solutions product revenue increased over 100% compared to the fourth quarter of 2006 as a result of the focus on growth in computer platforms and storage systems. Components and peripheral sales decreased by 9% compared to the fourth quarter of 2006.

•	The Company’s European operations posted year-over-year revenue growth of approximately 13% and represented approximately 44% of total revenue in the fourth quarter. Excluding the positive impact of foreign currency translation, European fourth quarter revenue increased 5% as compared to the fourth quarter of 2006. Growth in Europe was strong on both a year-over-year basis and sequentially, with approximately 12% sequential revenue growth. For the full year, the Company’s European operations posted revenue growth of approximately 16% and represented approximately 43% of total yearly revenue. Excluding the positive impact of foreign currency translation, European annual revenue increased 10% from 2006. Components and peripherals revenue in Europe increased by 16% compared to the same period last year, driven by disk drive and other peripherals revenue strength. Solutions product revenue in Europe increased by 11% compared to the fourth quarter of 2006, driven by storage systems and software strength.
Revenue for the major categories of products and services consisted of the following:
•	The Solutions category grew 16% to represent 54% of total revenue in the fourth quarter of 2007 compared to 51% in the fourth quarter of 2006, driven primarily by strong storage systems, networking and software revenue growth. For the full year, the Solutions category grew 28% and represented 53% of total revenue.

•	The Components and Peripherals category grew approximately 5% in the fourth quarter and represented 46% of revenue in the fourth quarter of 2007 compared to 49% in the fourth quarter of 2006. For the full year, the Components and Peripherals category grew 10%. Disk drive revenue, which is included as a portion of Components and Peripherals revenue, increased approximately 8% year-over-year, and represented approximately 30% of total revenue in the fourth quarter of 2007.
Commenting on the preliminary fourth quarter of 2007 revenue results, W. Donald Bell, President and Chief Executive Officer of Bell Microproducts, said, “We are pleased with our quarterly results and our ability to generate record quarterly and full year revenue for the Company. We generated growth across all geographic regions and also in both our Solutions, and Components and Peripherals product categories during the fourth quarter and year. Revenue increased by over 8% from third quarter levels to reach approximately $1.1 billion in quarterly revenue, and exceeded the $4 billion level for the year. We are also very pleased with our continued improvement in Europe throughout the year. During 2007, we also benefited from the acquisition of ProSys which added significant strategic elements to Bell Micro in product depth, vendor relationships, customer reach, and technical resources.”

The Company is unable at this time to provide additional quantitative information regarding its results for the fourth quarter of 2007 or the full 2007 fiscal year until the previously-announced restatement of its financial statements for certain prior periods, and the related audits and reviews, have been completed.
About Bell Microproducts
Bell Microproducts is a leading international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products and a Fortune 1000 company, the Company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.
Safe Harbor Statement
This release contains forward-looking statements that are based on the current opinions and estimates of management, and speak only as of the date on which they are made. Such forward-looking statements include, but are not limited to, management’s expectations regarding the Company’s fourth quarter and fiscal year operating results, and the results of the restatement of the Company’s historical financial statements. Actual results could differ materially from such statements as a result of many risks and uncertainties, including: required adjustments to prior period financial statements as a result of our restatement and the detailed accounting and related tax impacts from such adjustments; and the magnitude of costs associated with our financial restatement and with our stock option investigation. Investors should also take into account the risks described in the Company’s periodic reports filed with the Securities and Exchange Commission when making investment decisions. Investors are cautioned not to place undue reliance on these forward-looking statements, and the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc. (414) 224-1668 ir@bellmicro.com